Exhibit 4.1

APRICUS BIOSCIENCES, INC.
AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to Purchase Common Stock (this “Amendment”), dated as of March 27, 2018 (the “Effective Date”), is being entered into by and between Apricus Biosciences, Inc., a Nevada corporation (the “Company”) and the signatories hereto who are holders of certain warrants (each, a “Holder”).

WHEREAS, each Holder is the record and beneficial owner of certain warrants (the “Outstanding Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), set forth on Exhibit A hereto;

WHEREAS, on March 27, 2018 the Company has announced a public offering of shares of Common Stock (“Shares”) and related warrant to purchase shares of Common Stock, pursuant to a Registration Statement on Form S-3 (No. 333-221285) and a related prospectus supplement (the “Offering”);

WHEREAS, the Company currently does not have sufficient authorized share capital for the issuance of all of the Shares based on the number of outstanding shares of Common Stock and the number of shares of Common Stock reserved for future issuance and has requested that the Holder permit the Company to unreserve shares underlying the Outstanding Warrants for issuance in the Offering, among other things; and

WHEREAS, the Company and the Holder have agreed to amend the Outstanding Warrants in the manner provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Holder and the Company hereby agree as follows:

1. Capitalized Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Outstanding Warrants.
2. Amendment. Subject to and conditioned upon the closing of the Offering on or before April 4, 2018 and the Nasdaq Stock Market not objecting to the Exercise Price Amendment (as hereinafter defined), Section 2(b) of the Outstanding Warrants is amended and replaced in its entirety with the following (“Exercise Price Amendment”):
“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.60, subject to adjustment hereunder (the “Exercise Price”).”

3. Delay in Exercisability. The Holder agrees not to exercise the Outstanding Warrants until the date that the Company publicly announces through the filing of a Current Report on Form 8-K that the Company has received the approval of the Company’s stockholders, in accordance with applicable law and any applicable exchange requirement, approving an amendment to the Company’s articles of incorporation resulting in the number of authorized shares of Common Stock equaling or exceeding 60,000,000 and the amendment to the Company’s articles of incorporation has become effective; provided that if the Exercise Price Amendment does not become effective at the closing of the Offering as contemplated by Section 2 above, this Section 3 shall automatically terminate and have no further force and effect.

4. No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Outstanding Warrants shall remain unchanged and in full force and effect.

5. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.
6. Counterparts. This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representatives.

APRICUS BIOSCIENCES, INC.

By:     _______________________________________
Name:    Richard W. Pascoe
Title:    Chief Executive Officer
Address: 11975 El Camino Real, Suite 300
San Diego, CA
Agreed to and accepted:

Holder: _______________________________________

By:    _______________________________________
Name:
Title:
Address:

Exhibit A

Outstanding Warrants to be Amended

Warrant No.	Holder	Issuance Date	Shares Underlying Warrant

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